EXHIBIT 10.5

PAR PHARMACEUTICAL COMPANIES, INC.

TERMS OF 2012 LTI PROGRAM PERFORMANCE SHARE UNIT AWARD

This document sets forth the terms of the award of Performance Share Units (as defined in Section 1 below) granted by PAR PHARMACEUTICAL COMPANIES, INC. (the “Company”) pursuant to a Certificate of Performance Share Units (the “Certificate”) displayed at the website of Morgan Stanley Smith Barney Benefits Access.  The Certificate, which specifies the person to whom the Performance Share Units have been awarded (the “Participant”), other specific details of the award, and the electronic acceptance of the Certificate at the website of Morgan Stanley Smith Barney, are incorporated herein by reference.

WHEREAS, the Board of Directors (the “Board”) of the Company has authorized and approved the Par Pharmaceutical Companies, Inc. 2004 Performance Equity Plan (the “Plan”), which has been approved by the stockholders of the Company;

WHEREAS, the Plan, in part, provides for the grant of Performance Share Units to certain employees of the Company and any Subsidiary of the Company;

WHEREAS, pursuant to the Plan, the Committee has approved an award to the Participant of Performance Share Units, designated in the Certificate, on the terms and conditions set forth in the Plan and in these Terms of 2012 LTI Program Performance Share Unit Award (the “Terms”).  Capitalized terms used but not defined in these Terms shall have the meanings set forth in the Plan or, where such terms are not defined in the Plan, in the employment agreement between the Company and the Participant (the “Employment Agreement”).

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.

Grant of Performance Share Units.

(a)

Subject to the terms and conditions hereinafter set forth and set forth in the Plan, the Company grants as of the date of grant specified on the Certificate (the “Date of Grant”) to the Participant that number of Performance Share Units designated as the “Target Units” in the Certificate, which represent the number of shares of the Company’s common stock, par value $.01 per share (“Shares”), to be awarded to the Participant following the Performance Cycle (as defined in Section 3(a) below) based on the Committee’s determination of the extent to which the target performance metrics set forth in Section 3 of these Terms have been met.

(b)

In addition to the Target Units, the Participant will be awarded an additional number of Performance Share Units designated as the “Additional Performance Units” in the Certificate, which represent the number of Shares to be awarded to the Participant following the Performance Cycle based on the Committee’s determination of the extent to which the performance metrics set forth in Section 3 have been achieved at a level exceeding the target performance goals.  The Target Units and the Additional Performance Units shall be referred to collectively herein as the “Units.”

(c)

The Units are subject to the restrictions set forth in Section 2 of these Terms, the terms and conditions of the Plan and the other terms and conditions contained in these Terms.  The Units shall be reflected in a bookkeeping account maintained by the Company during the Performance Cycle.  If and when the restrictions set forth in Section 2 expire in accordance with these Terms and the Units (or any portion of the Units) become payable, and upon the satisfaction of all other applicable conditions as to the Units, such Units (and any related Dividend Units described in Section 1(d) below) not forfeited pursuant to Section 4 hereof shall be settled in cash or Shares as provided in Section 1(f) of these Terms and otherwise in accordance with the Plan.

(d) With respect to each Unit, whether or not vested, that has not been forfeited (but only to the extent such award of Units has not been settled for cash), the Company shall, with respect to any cash dividends paid on the Shares, accrue and credit to the Participant’s bookkeeping account a number of Units having a Fair Market Value as of the date such dividend is paid equal to the cash dividends that would have been paid with respect to such Unit if it were an outstanding Share (the “Dividend Units”).  These Dividend Units thereafter shall (i) be treated as Units for purposes of future dividend accruals pursuant to this Section 1(d); and (ii) vest in such amounts (rounded to the nearest whole Unit) at the same time as the Units with respect to which such Dividend Units were received.

(e)

The Company’s obligations under these Terms (with respect to both the Units and the Dividend Units, if any) shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made.  The rights of Participant under these Terms shall be no greater than those of a general unsecured creditor of the Company.  In addition, the Units shall be subject to such restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Shares are then listed, any Company policy and any applicable federal or state securities law.

(f)

Except as otherwise provided in these Terms, settlement of the Units in accordance with the provisions of this Section 1(f) shall be delivered as soon as practicable after the end of the Performance Cycle and the determination as to whether the applicable performance conditions have been met, and upon the satisfaction of all other applicable conditions as to the Units (including the payment by the Participant of all applicable withholding taxes).  The Units so payable to the Participant shall be paid solely in Shares, solely in cash based on the Fair Market Value of the Shares (based on the closing price of the Shares as of the first business day next following the last day of the Performance Cycle), or in a combination of the two, as determined by the Committee in its sole discretion.

2.

Restrictions.

(a)

The Participant shall have no rights as a stockholder of the Company by virtue of any Unit.

                                   (b)

      None of the Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of unless and until such Units become payable hereunder and resulting shares of Common Stock are issued to the Participant, except as may be permitted by the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan.

(c)

Any attempt to dispose of the Units or any interest in the Units in a manner contrary to the restrictions set forth in these Terms shall be void and of no effect.

3.

Performance Cycle and Performance Vesting Conditions.

(a)

For purposes of this Performance Share Unit Award, the “Performance Cycle” is the 3-year fiscal period of the Company commencing on January 1, 2012 and ending on December 31, 2014.  At the close of the Performance Cycle, the Committee shall determine the extent to which the applicable performance conditions have been achieved and authorize settlement of the Units to the extent such Units become issuable or payable as a result of such performance.  Settlement of the Units will occur as soon as practicable thereafter in accordance with Section 1(g) above, but in any event will be no later than March 15, 2015.

(b)

Subject to the provisions of Section 4(b) of these Terms, no Units will be deemed vested until and such Units will be forfeited unless the Committee determines that the Company had positive net income for the Performance Cycle.  Net income for the Performance Cycle will be determined on the basis of the Company’s audited financial statements and otherwise in accordance with US GAAP.

(c)

The Units will vest and become payable based on the level of overall achievement over the Performance Cycle of the following performance metrics based on Company earnings per share (“EPS”) and the financial, operational and strategic goals relating to the integration of the Anchen Pharmaceuticals business:

Cumulative Performance Metrics Over Three-Year Performance Cycle (2012-2014)	Target Performance Level
Cumulative Corporate EPS	$12.50
Number of Launches Generated from Anchen	15 Launches
Anchen Gross Profit Related to Launches/Existing Products	$175 Million
Total ANDA Filings Originally From Anchen	12 Filings
Operational Efficiency of Anchen	Committee Discretion

Following completion of the Performance Cycle, the Committee will evaluate the extent to which each of the performance metrics has been achieved relative to the Target Performance Level set forth in the above schedule and may determine in its discretion to award some or all of the Target Units based the aggregate level of achievement relative to target of the applicable metrics.  The Committee will further evaluate the extent to which one or more of the performance metrics has been achieved at a level exceeding the Target Performance Level set forth in the above schedule and may determine in its discretion to award some or all of the Additional Performance Units based the aggregate level of achievement at or above target of the applicable metrics.

(d)

Subject to the net income performance requirement set forth in Section 3(b), the Committee’s determination of the number of Target Units and Additional Performance Units that will vest and become payable hereunder shall be final and binding on the Participant.

4.

Forfeiture.

(a)

If during the Performance Cycle (i) the Participant’s employment with the Company, its Affiliates and/or its Subsidiaries is terminated for any reason other than as described in Section 4(b), (ii) there occurs a material breach of these Terms by the Participant, or (iii) the Participant fails to meet the tax withholding obligations described in Section 5(b) hereof, all rights of the Participant to the Units that have not vested in accordance with Section 3 as of the date of such event shall terminate immediately and be forfeited in their entirety.

(b)

In the event that the Participant’s employment with the Company, its Affiliates and/or its Subsidiaries is terminated during the Performance Cycle (i) by the Company without Cause (and such termination is not due to the Participant’s Poor Performance) or by the Participant due to the Company’s Material Breach (in accordance with Section 3.2.6 of the Employment Agreement), (ii) by the Company without Cause or by the Participant due to the Company’s Material Breach (in accordance with Section 3.2.6 of the Employment Agreement), in either case following a Change in Control of the Company, or (iii) due to the Participant’s death or disability, the Committee shall make a discretionary assessment of the level of achievement of the performance metrics under Section 3 through the date of termination and the Participant shall be deemed vested as of the date of such termination in that number of the Units which the Committee determines in its discretion to award, if any, and that number of Units shall no longer be subject to forfeiture.

(c)

The remainder of any Units that have not vested in accordance with the terms of Section 3 or this Section 4 as of the date of the Participant’s termination shall terminate immediately and be forfeited in their entirety.

5.

Withholding.

(a)

The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Units.

(b)

The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Article 18 of the Plan.

(c)

The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of Units to satisfy tax withholding obligations as it deems necessary or appropriate to facilitate and promote the conformity of the Participant’s transactions under the Plan and these Terms with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if such Rule is applicable to transactions by the Participant.

6.

Covenants and Conditions on Awards and Recovery.

(a)

Covenants.  As a condition for participation in the Plan and the receipt of any benefits under these Terms, the Participant shall agree and covenant as follows:

(i)

at any time during the Participant’s employment with the Company, its Affiliates or its Subsidiaries and for a period of twenty-four (24) months following the Participant’s termination of such employment, the Participant shall not, directly or indirectly, either (A) personally or (B) as an employee, agent, partner, stockholder, officer or director of, consultant to, or otherwise of any entity or person engaged in any business in which the Company, its Affiliates or its Subsidiaries is engaged, or is actively proposing to engage at the time of such termination of employment, engages in conduct that breaches the Participant’s duty of loyalty to the Company, its Affiliates or its Subsidiaries or that is in material competition with the Company, its Affiliates or its Subsidiaries or is materially injurious to the Company, its Affiliates or its Subsidiaries, monetarily or otherwise, which conduct shall include, but not be limited to:  (1) disclosing or using any confidential information pertaining to the Company, its Affiliates or its Subsidiaries; (2) any attempt, directly or indirectly, to induce any employee of the Company, its Affiliates or its Subsidiaries to be employed or perform services elsewhere; or (3) any attempt, directly or indirectly, to solicit the trade of any customer or supplier or prospective customer or supplier of the Company, its Affiliates or its Subsidiaries; or (4) disparaging the Company, its Affiliates or its Subsidiaries or any of their respective officers or directors.  The determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section shall be made by the Committee, in its reasonable, good faith discretion, and shall be final and binding upon the Participant.  A determination that any particular conduct, action or failure falls outside the scope of activities contemplated by this Section shall not imply that, or be determinative of whether, such conduct, action or failure is otherwise lawful or appropriate.  For purposes of this Section, the Participant shall not be deemed to be a stockholder of a competing entity if the Participant’s record and beneficial ownership of equity securities of said entity amount to not more than one percent (1%) of the outstanding equity securities of any company subject to the periodic and other reporting requirements of the Securities Exchange Act of 1934, as amended.

(ii)

the Company would be irreparably injured in the event of a breach of any of the Participant’s obligations under Section 6(a)(i), monetary damages would not be an adequate remedy for any such breach and the Company shall be entitled to injunctive relief, in addition to any other remedies that it may have, in the event of any such breach.

(b)

Recovery of Award Upon Violation of Covenants.  In the event that the Committee determines that the Participant has violated any of the covenants contained in Section 6(a), then:

(i)

all of the Participant’s unvested Units shall be forfeited immediately and all rights of the Participant with respect to such Units shall terminate; and

           (ii)

to the extent that the Participant has received Shares or cash in settlement of any Units upon vesting of such Units, the Participant upon notice from the Company of the Participant’s obligations under this Section 6(b)(ii), shall immediately deliver to the Company the number of Shares (or the value of such Shares in cash or other property acceptable to the Company) delivered to the Participant or an amount in cash equal to the payment previously received by the Participant in settlement of the vested Units.

The notice described in subsection (ii) above may be given at any time within twelve months after the expiration of the applicable covenant period under Section 6(a).

(c)

Recovery of Compensation in Connection with Financial Restatement.  Notwithstanding any other provision of these Terms, and in addition to the recovery provisions of Section 20.1(b) of the Plan, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, the Participant shall be required to reimburse the Company for any amounts earned or payable with respect to this Award during the three (3)-year period preceding the date on which the Company is required to prepare the accounting restatement, that is in excess of what would have been earned or payable under the accounting restatement, to the extent such reimbursement is required by and otherwise in accordance with applicable law, including any clawback policy adopted or implemented by the Board or Committee in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time.

7.

Participant Representations.  The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Certificate, these Terms and the Plan and the Participant’s decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this restricted stock unit award.

8.

Miscellaneous.

8.1

Notices.  All notices or communications under these Terms shall be in writing, addressed as follows:

To the Company:

Par Pharmaceutical Companies, Inc.

300 Tice Boulevard

Woodcliff Lake, NJ  07677

Attention:  General Counsel

To the Participant:

Address on file with the Company

Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

8.2

Waiver.  The waiver by any party hereto of a breach of any provision of the Certificate or these Terms shall not operate or be construed as a waiver of any other or subsequent breach.

8.3

Entire Agreement; Amendment.  These Terms, the Certificate and the Plan represent the entire agreement between the parties with respect to the subject matter hereof.  The provisions of the Plan are incorporated in these Terms in their entirety.  In the event of any conflict between the provisions of these Terms and the Certificate and the Plan, the provisions of the Certificate or the Plan, as the case may be, shall control.  These Terms may be amended at any time by written agreement of the parties hereto.

8.4

Assignment; Binding Agreement.  These Terms shall be binding upon and inure to the benefit of the heirs and representatives of the Participant and the assigns and successors of the Company, but neither these Terms nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Participant.

8.5

Governing Law.  The Certificate and these Terms, including their validity, interpretation, performance and enforcement shall be governed by the laws of the State of Delaware other than the conflict of laws provisions of such laws.

8.6

Severability.  Whenever possible, each provision in these Terms shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of these Terms shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of these Terms shall remain in full force and effect.

8.7

No Right to Continued Employment; Effect on Other Plans.  These Terms shall not confer upon the Participant any right with respect to continued employment by the Company, its Affiliates or its Subsidiaries or continued participation under the Plan, nor shall it interfere in any way with the right of the Company, its Affiliates and its Subsidiaries to terminate the Participant’s employment at any time.  Payments received by the Participant pursuant to these Terms shall not be included in the determination of benefits under any pension, group insurance or other benefit plan of the Company, its Affiliates or any Subsidiaries in which the Participant may be enrolled or for which the Participant may become eligible, except as may be provided under the terms of such plans or determined by the Board.

8.8

No Strict Construction.  No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, these Terms or any rule or procedure established by the Committee.

8.9

Further Assurances.  The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Certificate, these Terms and the Plan.

IN WITNESS WHEREOF, the parties have duly executed these Terms, as of the day and year first above written.

PAR PHARMACEUTICAL COMPANIES, INC.

Michael A. Tropiano

Executive Vice President & Chief Financial Officer

PARTICIPANT

(Acceptance designated electronically at the

website of Morgan Stanley Smith Barney)